Exhibit F-1

March 25, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

We are familiar with the application-declaration on Form U-1, as amended (File No. 70-10182) (the "Application-Declaration"), filed by System Energy Resources, Inc. ("System Energy") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), contemplating, among other things, (1) the refunding of debt incurred in connection with the sale and leaseback of a portion of System Energy's 90% undivided ownership interest in Unit 1 of the Grand Gulf Steam Electric Generating Station with the issuance and sale by GG1C Funding Corporation of two separate series of Secured Lease Obligation Bonds and (2) System Energy's proposed execution of a Collateral Trust Indenture, a Supplemental Indenture No. 1 to the Collateral Trust Indenture, a Purchase Agreement, two Refunding Agreements, two Lease Supplements to the Facility Leases, two Supplemental Indentures to the Lease Indentures and two amendments to System Energy's existing Tax Indemnity Agreements in connection with said sale and leaseback, all as referred to and more fully described in the Application-Declaration (collectively, the "Transactions"). In connection therewith, we advise you that, in our opinion:

  System Energy is a corporation duly organized and validly existing under the laws of the State of Arkansas.

  In the event that the Transactions are consummated in accordance with the Application-Declaration:

(a) all state laws applicable to the participation by System Energy in the Transactions (other than so-called "blue-sky" laws or similar laws, upon which we do not express an opinion herein) will have been complied with; and

(b) the consummation of the Transactions will not violate the legal rights of the holders of any securities issued by System Energy.

We are members of the Mississippi Bar, and this opinion is limited to the internal laws of the State of Mississippi. For purposes of the opinions expressed in paragraph 1 above, we have relied on a recent certificate of good standing from the Secretary of State of the State of Arkansas.

We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

Very truly yours,

WISE CARTER CHILD & CARAWAY, Professional Association

By: /s/ Betty Toon Collins
Betty Toon Collins